UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Superior Industries International, Inc., a California corporation (“Superior” or the “Company”), is filing definitive additional materials contained in this Schedule 14A with the U.S. Securities and Exchange Commission (“SEC”) related to its solicitation of proxies from its shareholders in connection with its 2014 Annual Meeting of Shareholders and at any and all adjournments, postponements or reschedulings thereof (the “2014 Annual Meeting”). In connection with its 2014 Annual Meeting, Superior has filed a definitive proxy statement and a definitive form of WHITE proxy card with the SEC on July 7, 2014.

Letter to Shareholders Dated July 8, 2014

Attached hereto is a letter dated July 8, 2014 that Superior is mailing to shareholders in which Superior comments on the proxy contest by GAMCO Asset Management, Inc. (“GAMCO”) with respect to the 2014 Annual Meeting. GAMCO is pursuing a proxy contest to elect three nominees to the Superior Board of Directors at the 2014 Annual Meeting to be held at the Airtel Plaza Hotel, located at 7277 Valjean Avenue, Van Nuys, California 91406, on Friday, August 15, 2014, at 10:00 a.m. Pacific Time. The record date for determining those shareholders eligible to receive notice of, and to vote at, the 2014 Annual Meeting is June 26, 2014.

Additional Information and Where To Find It

Superior, its directors and certain of its executive officers are deemed to be participants in the solicitation of proxies from Superior shareholders in connection with the matters to be considered at Superior’s 2014 Annual Meeting. On July 7, 2014, Superior filed a definitive proxy statement (as it may be amended, the “Proxy Statement”) and definitive form of WHITE proxy card with the SEC in connection with such solicitation of proxies from Superior’s shareholders. INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED BY SUPERIOR WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Additional information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Proxy Statement, including Appendix A thereto. Shareholders can obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by Superior with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of our corporate website at www.supind.com, by writing to Superior's Corporate Secretary at 7800 Woodley Avenue, Van Nuys, CA 91406, by calling Superior at (818) 781-4973, or by contacting Superior's proxy solicitor, MacKenzie Partners, Inc., toll free at 1-800-322-2885.

July 8, 2014

YOUR VOTE IS IMPORTANT

PLEASE VOTE THE WHITE PROXY CARD TODAY!

Dear Fellow Shareholder:

Enclosed you will find Superior’s proxy materials for the 2014 Annual Meeting of Shareholders of Superior Industries International, Inc., to be held on Friday, August 15, 2014. Please vote TODAY by telephone, Internet or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided.

GAMCO IS ONCE AGAIN PROCEEDING WITH A

NEEDLESS, COSTLY AND DISTRACTING PROXY CONTEST AND
HAS NOT PROVIDED ANY PROPOSAL TO ENHANCE SUPERIOR’S PROSPECTS

Once again, GAMCO Asset Management Inc. is waging another needless, costly and distracting proxy contest to elect its own director candidates to your Board, despite the failure of a similar attempt last year. As was the case last year, GAMCO has not shared with management or your Board an alternative strategic plan or any specific ideas for improving Superior’s prospects or enhancing shareholder value other than a Dutch auction tender offer of at least $40 million, which it has withdrawn.

Despite being rebuffed by shareholders last year, GAMCO has again proposed an alternative slate of director candidates (including the same candidate who was rejected by shareholders last year) without providing any credible arguments as to why its candidates are more qualified to enhance Superior’s prospects than the highly-qualified and very experienced director candidates who have been unanimously recommended by your Board. Like last year, all of GAMCO’s director candidates are investment professionals with no executive-level manufacturing or automotive industry experience.

We ask that shareholders not allow GAMCO to force upon Superior more needless, costly and distracting proxy contests. We urge you to sign and return the enclosed WHITE proxy card and vote FOR ALL your Board’s highly qualified and very experienced nominees – Paul J. Humphries, James S. McElya, Donald J. Stebbins and Francisco S. Uranga. Other than Mr. Stebbins, who is Superior’s CEO, each of these nominees, if elected, would qualify as an independent director under the NYSE’s listing standards. Messrs. Humphries, McElya and Stebbins are all relatively new to Superior. Mr. Stebbins was named Superior’s President and Chief Executive Officer in May 2014, Mr. McElya was appointed to the Board in December 2013 and Mr. Humphries is not a current member of the Board.

We urge you to discard any blue proxy card or voting instruction card you may receive from GAMCO. Even a WITHHOLD vote with respect to GAMCO’s nominees on its blue proxy card will cancel any proxy previously given to Superior. If you previously signed a blue proxy card sent to you by GAMCO, you can revoke that proxy card and vote for your Board’s recommended nominees by voting a new WHITE proxy card. Only your latest-dated proxy will count.

PLEASE VOTE THE WHITE PROXY CARD TODAY!

YOUR BOARD HAS A PROVEN TRACK RECORD OF
CREATING AND RETURNING VALUE TO SHAREHOLDERS

Your Board and management team have a proven track record of creating and returning value to our shareholders over the course of challenging economic cycles without compromising our financial flexibility and ability to continue investing in our business. While many participants in Superior’s industry have struggled or filed for bankruptcy, Superior has been prudently returning capital to its shareholders while at the same time investing for the future.

  Stock repurchases and dividends: Your Board’s authorization last year of a $30 million stock repurchase program is a reflection of the confidence that your Board and management have in Superior’s operating fundamentals, business opportunities and prospects. Over the past five years, we have returned close to $114 million in value, equal to approximately $4.22 per share, to our shareholders through stock repurchases and dividends.
    While future stock repurchase programs and dividend declarations are subject to approval by your Board and will depend on Superior’s results of operations, financial condition, anticipated capital requirements, business conditions, contractual restrictions and other factors deemed relevant by your Board at the time, Superior remains committed to continuing to explore options that create and return value for our shareholders.
  High dividend yield: Superior’s dividend yield for 2013 of 3.6% was the highest yield in its automotive parts and equipment manufacturer peer group. This attractive yield compares with an average dividend yield of 0.5% for that peer group, many of whom pay no dividend at all.

YOUR BOARD HAS TAKEN DECISIVE ACTION TO POSITION SUPERIOR TO MORE
EFFECTIVELY ADAPT TO AN ERA OF INCREASED GLOBAL COMPETITION

While Superior remains the largest manufacturer of aluminum wheels for passenger cars and light-duty vehicles in North America, in recent years, Superior’s revenue growth and margins have been adversely affected by increased competition from lower-cost foreign automotive parts suppliers. Over the past eighteen months, your Board has taken a number of concrete actions to position it to better adjust to increased global competition and a challenging pricing environment, including the following:

  Strategic capital investments - new modern manufacturing facility in Mexico: Superior’s strong cash flow from its operations ($203 million for the three years ended December 29, 2013) allows us to make strategic capital investments aimed at making Superior a stronger and more efficient competitor in the global marketplace for automotive parts, including investments in new and low-cost manufacturing capacity and investments in our older facilities. On March 1, 2013, Superior announced its decision to construct and equip a new modern and low-cost manufacturing facility in Mexico, which is expected to have an initial capacity to produce 2 million wheels per year. Superior believes this investment will enhance its competitive position by lowering its average cost and leveraging proven operating success in Mexico. Construction of that facility in Mexico continues to progress on schedule, with commercial start-up expected during the first half of 2015.
  New President and Chief Executive Officer: On April 30, 2014, Superior announced that your Board had appointed Donald J. Stebbins to serve as President and Chief Executive Officer, effective May 5, 2014, succeeding Steven J. Borick, who retired March 31, 2014. Mr. Stebbins also joined the Board, filling a vacancy created by Mr. Borick’s retirement.
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    Mr. Stebbins is an extremely accomplished automotive supply industry executive. Mr. Stebbins brings to Superior more than two decades of relevant experience, including as Chairman and CEO of Visteon Corporation, a publicly-traded global automotive parts supply company that was spun off from the Ford Motor Company in 2000, and 13 years as a senior executive of Lear Corporation, a publicly-traded supplier of automotive seating and electrical distribution systems.
    Mr. Stebbins has extensive experience leading and operating a publicly-held automotive supply business in global and highly competitive environments. Your Board is confident that Mr. Stebbins’ extensive automotive supply industry experience, deep expertise operating in a global and highly competitive environment, leadership and managerial skills, as well as his commitment to achieving measurable results will be instrumental in positioning Superior to be an even stronger competitor in the global marketplace for automotive parts.
    Under Mr. Stebbins’ leadership, Superior is taking decisive action to enhance Superior’s long-term prospects and build on the strong brand and automotive industry reputation that was established by Louis and Steven Borick over more than fifty years. Such actions include ensuring that Superior moves quickly and appropriately to adjust to the highly competitive and challenging pricing environment, launching a new manufacturing facility in Mexico on schedule and under budget that will add modern low-cost production capacity, and continuing to build on Superior’s culture of innovation and technology.

YOUR BOARD IS HIGHLY QUALIFIED AND EXPERIENCED AND COMMITTED TO ENHANCING ITS COMPOSITION WITH NEW COMPETENCIES AND PERSPECTIVES

We have a highly qualified, experienced, diverse and effective Board, and its members are actively engaged in overseeing management as it executes on its plans for returning Superior to sustained and profitable revenue growth and increasing shareholder returns. Our directors bring with them a broad and diverse set of skills and experiences, including in the areas of automotive parts manufacturing, product management, operations management, global operations, strategic planning, foreign government relations, finance and accounting, human resources, mergers and acquisitions and risk management. In addition, of the seven current members of your Board, five have experience serving as either the Chairman of the Board or lead independent director for at least one other public company.

Your Board appreciates the importance of recruiting new nominees to bring new perspectives, insights, experiences and competencies to the Board and how the addition of such new talent can enhance Superior’s long-term prospects. Of the seven current members of your Board, four have joined since 2007 (Margaret S. Dano and Francisco S. Uranga joined in 2007, Timothy C. McQuay joined in 2011, and James S. McElya joined in 2013). Additionally, of the four nominees being recommended by your Board, Paul J. Humphries, James S. McElya, Donald J. Stebbins and Francisco S. Uranga, only Mr. Uranga was a member of your Board at the time of last year’s Annual Meeting, and, if elected, Messrs. Humphries and McElya would be the newest independent Board members. The nomination of these candidates shows your Board’s commitment to enhancing its composition with highly qualified, experienced, business leaders with relevant experience, competencies and fresh perspectives that enhance the breadth and depth of your Board.

We believe your Board’s four director nominees have the integrity, knowledge, breadth of relevant and diverse experience and commitment necessary to navigate Superior through the complex, dynamic and highly competitive global business environment in which we operate and to deliver superior value to our stockholders. Each of these nominees was recommended to your Board by the Nominating and Governance Committee and was approved unanimously by your Board. The recommendations of your Board are based on its carefully considered judgment that the experience, record and qualifications of each of its nominees make them the best candidates to serve on the Board. Consider the following with regard to the four highly qualified candidates recommended by your Board:

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  Paul J. Humphries, President of High Reliability Solutions, a business group at Flextronics International Ltd., a global end-to-end supply chain solutions company that serves the energy, medical, automotive and aerospace and defense markets, Mr. Humphries brings to your Board extensive experience in the automotive supplier industry and senior level management experience with multinational public companies, as well as expertise in strategy, growth, human resources and global operations.
  James S. McElya, Chairman of Affinia Group, Inc., a leader in the manufacturing and distribution of automotive replacement products. Mr. McElya formerly served as the CEO and Chairman of Cooper Standard Holdings Inc. and its principal operating company, Cooper Standard Automotive. Mr. McElya brings to your Board extensive experience in the automotive supplier industry, experience as the Chief Executive Officer of a public company and experience serving on the boards of other public companies.
•	Donald J. Stebbins, President and Chief Executive Officer of Superior since May 5, 2014. Mr. Stebbins was previously Chairman, President and Chief Executive Officer of Visteon Corporation, a publicly-traded global supplier of automotive systems, modules and components to global automotive original equipment manufacturers that was spun off from the Ford Motor Company in 2000. He earlier served as President and Chief Operating Officer of operations in Europe, Asia and Africa for Lear Corporation, a publicly-traded supplier of automotive seating and electrical distribution systems. Mr. Stebbins brings to your Board more than 27 years of leadership experience in global operations and finance, including over 20 years of experience in the automotive supplier industry.
•	Francisco S. Uranga, Corporate Vice President and Chief Business Operations Officer for Latin America at Taiwan-based Foxconn Electronics, Inc., the largest electronic manufacturing services company in the world. Previously, Mr. Uranga served as Secretary of Industrial Development for the state government of Chihuahua, Mexico and earlier was Deputy Chief of Staff and then Chief of Staff for Mexican Commerce and Trade Secretary Herminio Blanco, where he actively participated in implementing the North American Free Trade Agreement and in negotiating key agreements for the Mexican government as part of the country's trade liberalization. Mr. Uranga brings to the Board extensive expertise in matters relating to business operations in Mexico and elsewhere in Latin America, including governmental relations and regulatory compliance.

YOUR BOARD IS COMMITTED TO FOLLOWING
THE HIGHEST STANDARDS OF CORPORATE GOVERNANCE

Your Board has a commitment to the highest standards of corporate governance, a commitment that was very visible well before GAMCO’s first and unsuccessful proxy contest last year against Superior.

•	Superior will have completely phased out its Board’s classified structure by the 2015 Annual Meeting. Commencing with the 2014 Annual Meeting, all directors standing for election would be elected to serve only until the following year’s annual meeting.
•	The only management representative on your Board is our CEO, Mr. Stebbins. All other directors qualify, and all of Superior’s Board nominees will qualify, as independent directors under the NYSE’s listing standards.
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•	All Board committee memberships are restricted to independent directors.
•	Following the retirement of Steven J. Borick as Superior’s Chairman and CEO, the Board separated the Board Chairman and CEO positions, and Margaret S. Dano, a member of the Board since 2007 and our Lead Director since 2010, was named Board Chairman. Ms. Dano brings to this position over 30 years of experience in large, industry leading companies.
•	Superior has adopted a director resignation policy requiring a director in non-contested elections to resign in certain instances where he or she receives a greater number of votes “withheld” from his or her election than votes “for” such election.
•	Superior has adopted a stock ownership policy for Board members requiring each non-employee director to own shares of Superior’s common stock equal to three times their annual cash retainer.
•	Shareholders have the right to call special meetings with only a 10% ownership threshold.
•	No poison pill is in effect.

SUPPORT YOUR BOARD’S HIGHLY QUALIFIED NOMINEES

BY VOTING THE WHITE PROXY CARD TODAY

Your vote is important, no matter how many shares you own. Whether or not you plan to attend the Annual Meeting, we urge you to protect your investment in Superior by completing, signing, dating and mailing the enclosed WHITE proxy card in the postage-paid envelope provided. You may also vote by phone or Internet by following the instructions on the enclosed WHITE proxy card. Please do not return or otherwise vote any blue proxy or voting instruction card sent to you by GAMCO.

On behalf of your Board of Directors, we thank you for your continued support. We look forward to reporting our continued progress to you.

Sincerely,

/s/ Margaret S. Dano Margaret S. Dano Chairman of the Board of Directors	/s/ Donald J. Stebbins Donald J. Stebbins President, Chief Executive Officer and Director

PLEASE VOTE THE WHITE PROXY CARD TODAY!

YOUR VOTE IS IMPORTANT!

Remember, you can vote your shares by telephone or via the Internet. Please follow the easy instructions on the enclosed WHITE proxy card.

If you have any questions or need assistance in voting

your shares, please contact our proxy solicitor:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

Forward-Looking Statements

This letter contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to expectations, plans or prospects for Superior that are based upon the current expectations and beliefs of Superior’s management. The words "will," "may," "designed to," "outlook," "believes," "should," "anticipates," "plans," "expects," "intends," "estimates," "forecasts" and similar expressions identify certain of these forward-looking statements. These statements relate to, without limitation, the anticipated proxy contest by GAMCO Asset Management, Inc. and the other participants in its solicitation, the progress of construction, the anticipated completion of and the cost of building and operating a new manufacturing facility in Mexico, future amounts of and the ability to generate positive cash flow from operations, future cash dividends and stock repurchases by Superior and Superior’s ability to adapt to an era of increased global competition. Such statements are based on current expectations, estimates and projections about Superior’s business based, in part, on assumptions made by management. These forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from those expressed or implied by such forward-looking statements. Those risks and uncertainties include, but are not limited to, risks related to the actions of GAMCO and other activist shareholders, including the amount of related costs incurred by Superior and the disruption caused to Superior’s business activities by these actions, general automotive industry and market conditions and growth rates, foreign competition as well as general domestic and international economic conditions. Other risks and uncertainties that may cause actual events to differ materially from the statements we have made herein are identified and described in more detail in Superior’s filings with the SEC, including, without limitation, its Annual Report on Form 10-K for the year ended December 29, 2013, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. The forward-looking statements in this letter are made as of the date hereof. Notwithstanding changes that may occur with respect to matters relating to any forward looking statements, Superior does not expect to, and disclaims any obligation to, publicly update, amend or clarify any forward-looking statements whether as a result of new information, future events or otherwise. Superior, however, reserves the right to update such statements or any portion thereof at any time for any reason.

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Important Additional Information And Where To Find It

Superior Industries, its directors and certain of its executive officers are deemed to be participants in the solicitation of proxies from Superior shareholders in connection with the matters to be considered at Superior’s 2014 Annual Meeting. On July 7, 2014, Superior filed a definitive proxy statement (as it may be amended, the “Proxy Statement”) and definitive form of WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with such solicitation of proxies from Superior’s shareholders. INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED BY SUPERIOR WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Additional information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Proxy Statement, including Appendix A thereto. Shareholders can obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by Superior with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of our corporate website at www.supind.com, by writing to Superior's Corporate Secretary at 7800 Woodley Avenue, Van Nuys, CA 91406, by calling Superior at (818) 781-4973, or by contacting Superior's proxy solicitor, MacKenzie Partners, Inc., toll free at 1-800-322-2885.

PLEASE VOTE THE WHITE PROXY CARD TODAY!